Exhibit 99.1
FOR IMMEDIATE RELEASE
Questcor Announces Registered Direct Common Stock Offering of $13.9 Million
Union City, CA — December 8, 2006 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today announced that it has received definitive commitments from unaffiliated institutional investors to purchase 10,510,000 shares of its common stock at a purchase price of $1.20 per share. Questcor has also received definitive commitments from certain insiders of the Company to purchase 890,000 shares of its common stock at a purchase price of $1.45 per share as part of the offering, based on the average closing price of the common stock for the five trading days preceding the pricing of the offering. The net offering proceeds to Questcor are expected to be approximately $13 million after deducting placement agency fees and estimated offering expenses. BMO Capital Markets acted as sole placement agent for the offering.
All of the shares are being offered by Questcor under an effective shelf registration statement previously filed with the Securities and Exchange Commission. Copies of the final prospectus relating to the offering may be obtained from BMO Capital Markets Corp. at 3 Times Square, 27th floor, New York, NY 10036.
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state.
About Questcor - Questcor Pharmaceuticals, Inc.® (AMEX:QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with multiple sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
510-400-0740
IR@Questcor.com

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